Exhibit 4.4

TELECOM CHIEF EXECUTIVE OFFICER PERFORMANCE EQUITY SCHEME

CHIEF EXECUTIVE OFFICER PERFORMANCE EQUITY SCHEME

TABLE OF CONTENTS

1	Name	1
2	Interpretation	1
3	Term of Scheme	2
4	Target value	2
	Annual target	2
5	Target performance levels	3
	Notice	3
6	Evaluation	3
	Timing	3
	Actual value	3
7	Payment of Actual Value	3
	Blend	3
	Number of Redeemable Ordinary Shares	4
8	Modified agreement	4
	Substitution	4
	Issue of Redeemable Ordinary Shares	4
	Withdrawal of consent	4
9	Redeemable Ordinary Shares	5
	Issue dates	5
	Terms of Issue	5
	Redeemable Ordinary Shares rank equally	5
	Reclassification	5
	Breach	5
	Telecom notice	5
	Issue of Shares	5
	Continuous Breach	6
	Payment	6
10	Restrictions	6
	No divestment	6
	Termination of Employment without notice	6
	Termination of Employment for other reason	6
11	Amendment	8
12	Miscellaneous	8
	Telecom	8
	Delegation	8
	Fractions	8
	Entire agreement	9
	Delay	9
	Disputes	9
	Notices	9

CHIEF EXECUTIVE OFFICER PERFORMANCE EQUITY SCHEME	1

Date: 7 June 2012

1	Name

1.1	This is the Performance Equity Scheme of the Telecom chief executive officer (Chief Executive Officer).

2	Interpretation

2.1	In this document, unless the context otherwise requires:

Actual Value has the meaning given in clause 6.2

Board means the board of directors of Telecom from time to time

Breach means a breach of Telecom’s constitution, the listing and/or other rules governing the NZSX or any other stock exchange on which Shares (or American Depositary Receipts in respect of Shares) are quoted, and/or any statute or regulation

Business Day means a day on which the NZSX is open for trading

Employment means employment by Telecom or one of its subsidiaries and Employed shall have a corresponding meaning

Fundamental Change has the meaning given to that term in the Chief Executive Officer’s employment agreement

Grant has the meaning given in clause 4.1

Net Amount has the meaning given in clause 8.2

NZSX means the main board New Zealand equity securities market operated by NZX Limited

Qualification Date means, in respect of a grant under the Scheme, the date which is two years (or such other period specified in the Grant) after the date on which Redeemable Ordinary Shares are issued (or, where a cash payment is to be made in lieu of such issue in accordance with the Scheme, the date that Telecom determines the issue would otherwise have occurred)

Redeemable Ordinary Shares means a redeemable ordinary share in Telecom having the rights and terms outlined in this Scheme

Scheme means the Telecom Chief Executive Officer Performance Equity Scheme recorded in this document as amended from time to time

Share means an ordinary share in Telecom

CHIEF EXECUTIVE OFFICER PERFORMANCE EQUITY SCHEME	2

Shareholder Approval means approval by an ordinary resolution of shareholders of Telecom

Target Performance Levels means the target performance levels prescribed under the Scheme

Target Value has the meaning given in clause 4.1

Telecom means Telecom Corporation of New Zealand Limited.

2.2	In this document:

(a)	the singular includes the plural and vice versa, and words importing any gender include the other gender;

(b)	a reference to a person includes any individual, partnership, committee and incorporated or unincorporated body (whether or not having a separate legal personality);

(c)	a reference to amend includes modify, delete, add and vary;

(d)	where a word or expression is defined in the Scheme, other parts of speech and grammatical forms of that word or expression have a corresponding meaning;

(e)	if anything is required to be done on a day which is not a Business Day, then it shall be effectually done on the next Business Day;

(f)	a reference to a person includes that person’s successors and permitted assigns; and

(g)	headings are inserted for convenience only and shall be ignored in interpretation.

3	Term of Scheme

3.1	The Scheme will operate until terminated by Telecom in accordance with this document.

4	Target value

Annual target

4.1	Telecom may determine a target incentive award value under the Scheme (the Target Value) for a financial year and, where any target incentive award value is determined, Telecom shall notify the Target Value to the Chief Executive Officer in a grant letter (Grant).

CHIEF EXECUTIVE OFFICER PERFORMANCE EQUITY SCHEME	3

5	Target performance levels

Notice

5.1	Telecom will prescribe, in consultation with the Chief Executive Officer, Target Performance Levels for the financial year.

6	Evaluation

Timing

6.1	Telecom will evaluate and determine the Chief Executive Officer’s actual performance for the financial year (measured against the Target Performance Levels), shortly after the end of that financial year.

Actual value

6.2	The actual incentive award value under the Scheme for a financial year less the amount of any contribution to KiwiSaver by Telecom (the Actual Value) will be equal to a percentage that will not exceed 175% of the Target Value for the financial year.

7	Payment of Actual Value

Blend

7.1	Subject to:

(a)	clause 7.2; and

(b)	receipt of Shareholder Approval in respect of the issue of Redeemable Ordinary Shares (if required),

the Chief Executive Officer will receive the number of Redeemable Ordinary Shares calculated under (as applicable) clause 7.3 or 8.2.

7.2	Where:

(a)	Telecom, in its sole discretion, determines; or

(b)	Shareholder Approval of the issue of Redeemable Ordinary Shares to the Chief Executive Officer is required but not obtained,

Telecom will make a cash payment to the Chief Executive Officer on the Qualification Date or such earlier date Telecom determines. The amount of such payment will be the amount which Telecom reasonably determines to be the value that the Chief Executive Officer would have received upon reclassification if, instead of the cash payment to be made under this clause, he had acquired Redeemable Ordinary Shares under clause 7.3 and those Redeemable Ordinary Shares had reclassified into Shares on the payment date. Such payment shall be less all withholdings legally required to be made, including by way of PAYE, ACC deductions and any contribution to KiwiSaver by or in respect of the Chief Executive Officer.

CHIEF EXECUTIVE OFFICER PERFORMANCE EQUITY SCHEME	4

Number of Redeemable Ordinary Shares

7.3	Subject to clause 8, for the purpose of clause 7.1, Telecom will issue to the Chief Executive Officer the number of Redeemable Ordinary Shares determined by this formula:

n =	a
b

where:

n =	number of Redeemable Ordinary Shares to be issued

a =	the Actual Value

b =	the volume weighted average market price of Shares reported on the NZSX for the 20 Business Days immediately preceding the effective date of issue of the Redeemable Ordinary Shares.

8	Modified agreement

Substitution

8.1	Unless the Chief Executive Officer notifies Telecom under clause 8.3, clause 8.2 will apply instead of clause 7.3.

Issue of Redeemable Ordinary Shares

8.2	Subject to clause 8.3, for the purpose of clause 7.1, Telecom will pay the Chief Executive Officer the Actual Value (less all withholdings legally required to be made, including by way of PAYE, ACC deductions and any contribution to KiwiSaver by or in respect of the Chief Executive Officer (Net Amount)) and apply that Net Amount (at the Chief Executive Officer’s deemed direction) directly to the subscription for Redeemable Ordinary Shares by the Chief Executive Officer (discharging fully the Chief Executive Officer’s obligation to pay for the Redeemable Ordinary Shares). Telecom will determine the number of Redeemable Ordinary Shares to be issued by dividing the Net Amount by the volume weighted average market price of Shares reported on the NZSX for the 20 Business Days immediately preceding the effective date of issue of the Redeemable Ordinary Shares.

Withdrawal of consent

8.3	The Chief Executive Officer may withdraw his consent to the arrangements under clause 8.2 by giving notice of withdrawal to Telecom at least 10 Business Days before the meeting of the Board at which the relevant Actual Value is to be determined (which meeting is most likely to be in August). On withdrawal of consent, clause 7.3 will apply.

CHIEF EXECUTIVE OFFICER PERFORMANCE EQUITY SCHEME	5

9	Redeemable Ordinary Shares

Issue dates

9.1	Redeemable Ordinary Shares will be issued as soon as practicable after determination of the Actual Value, subject to the other provisions of this clause 9.

Terms of Issue

9.2	Redeemable Ordinary Shares shall have the rights and terms of Shares in Telecom except that the Redeemable Ordinary Shares shall be redeemable in accordance with section 75 of the Companies Act 1993, and shall reclassify into Shares, in accordance with this Scheme.

Redeemable Ordinary Shares rank equally

9.3	Redeemable Ordinary Shares issued to the Chief Executive Officer under the Scheme will be credited as fully paid and will rank equally in all respects with all Shares and other Redeemable Ordinary Shares at the effective date of issue, except for any dividend declared on Shares where the record date occurs before the effective date of issue.

Reclassification

9.4	The Redeemable Ordinary Shares will be automatically reclassified into Shares and will accordingly cease to be redeemable in the following circumstances:

(a)	on the Qualification Date of the Redeemable Ordinary Shares; and

(b)	in accordance with clause 10.3.

9.5	Telecom will seek quotation of the resulting Shares on the NZSX as soon as reasonably practicable following the reclassification of Redeemable Ordinary Shares.

Breach

9.6	Notwithstanding any other provision of the Scheme, Redeemable Ordinary Shares will not be issued under the Scheme (and this clause 9 will apply) where Telecom considers that the issue would give rise to a Breach. Telecom will notify the Chief Executive Officer if this clause 9.6 applies.

Telecom notice

9.7	Telecom will give a further notice to the Chief Executive Officer where it has given a notice under clause 9.6, as soon as it considers that the issue of Redeemable Ordinary Shares under the Scheme would no longer give rise to a Breach.

Issue of Shares

9.8	Where Telecom gives notice under clause 9.7, Telecom will issue the Redeemable Ordinary Shares, subject to clause 9.9.

CHIEF EXECUTIVE OFFICER PERFORMANCE EQUITY SCHEME	6

Continuous Breach

9.9	If the issue of Redeemable Ordinary Shares under clause 9.8 would give rise to a Breach, Telecom will give notice once again under clause 9.6.

Payment

9.10	If, after the period of six months from the date on which it first gives notice under clause 9.6, Telecom considers that it is still unable to give notice under clause 9.7 and/or the issue of Redeemable Ordinary Shares under clause 9.8 would give rise to a Breach, Telecom will pay the Chief Executive Officer on the Qualification Date, or such earlier date Telecom determines, an amount equal to the amount which Telecom reasonably determines to be the value that the Chief Executive Officer would have received upon reclassification if, instead of the cash payment to be made under this clause, he had acquired Redeemable Ordinary Shares under clause 7.3 on the date that Telecom gave the notice under clause 9.6 and those Redeemable Ordinary Shares had reclassified into Shares on the payment date. Such payment shall be less all withholdings legally required to be made, including by way of PAYE, ACC deductions and any contribution to KiwiSaver by or in respect of the Chief Executive Officer.

10	Restrictions

No divestment

10.1	The Chief Executive Officer may not transfer, assign, or otherwise dispose of or create any interest (including any security, legal or equitable interest) in a Redeemable Ordinary Share issued under the Scheme before the Qualification Date of such Redeemable Ordinary Shares, subject to clauses 10.2 and 10.3.

Termination of Employment without notice

10.2	If the Chief Executive Officer ceases to be Employed in any circumstances other those specified in clause 10.3, all Redeemable Ordinary Shares issued under the Scheme to the Chief Executive Officer shall immediately be automatically redeemed for an aggregate redemption amount of NZ$1, and the Chief Executive Officer will cease to be entitled to any Redeemable Ordinary Shares that would have been issued under the Scheme but for the operation of clause 9.6.

Termination of Employment for other reason

10.3	If the Chief Executive Officer ceases Employment:

(a)	due to termination of his employment agreement by Telecom on notice in accordance with that employment agreement; or

(b)	due to termination of his employment by the Chief Executive Officer following the occurrence of a Fundamental Change in accordance with that employment agreement; or

CHIEF EXECUTIVE OFFICER PERFORMANCE EQUITY SCHEME	7

(c)	due to any other reason, and Telecom so determines,

the restrictions in clause 10.1 shall cease to apply with effect from the date of termination of the Chief Executive Officer’s Employment and the number of Redeemable Ordinary Shares calculated in accordance with clause 10.4 shall be reclassified into Shares under clause 9.4. Any Redeemable Ordinary Shares not so reclassified shall immediately be automatically redeemed for an aggregate consideration of NZ$1. If the Chief Executive Officer ceases Employment due to reasons specified in this clause 10.3, any entitlement to Redeemable Ordinary Shares that have not been issued because of the operation of clause 9.6 will be dealt with in the manner set out in clause 9.10.

10.4	The number of Redeemable Ordinary Shares which will reclassify under clause 10.3 shall be:

(a)	where clause 10.3(a) applies, all Redeemable Ordinary Shares in respect of which the effective date of the cessation of Employment is at least half way through the period from the issue date to the Qualification Date of such Redeemable Ordinary Shares;

(b)	where clause 10.3(b) applies, all Redeemable Ordinary Shares;

(c)	where clause 10.3(c) applies, the number of Redeemable Ordinary Shares determined by the Board.

10.5	Where clause 10.3(b) applies, Telecom will also make a bonus issue of Shares to the Chief Executive Officer within 20 Business Days of the Chief Executive Officer ceasing Employment. The number of Shares to be issued under this clause shall be calculated in accordance with the following formula:

N
A =	(B x	T	) ÷ V

Where:

A	is the number of Shares which will be issued under clause 10.5

B	is the Target Value for the current financial year

N	is the number of days from the start of the current financial year to the date that the Chief Executive Officer ceases Employment

T	is the total number of days in the current financial year

CHIEF EXECUTIVE OFFICER PERFORMANCE EQUITY SCHEME	8

V	is the volume weighted average market price of Shares reported on the NZSX for the 20 Business Days immediately preceding the effective date of issue of the Shares under clause 10.5

10.6	Where Telecom considers that the issue of Shares under clause 10.5 would give rise to a Breach, the provisions of clauses 9.6 to 9.10 apply (with all necessary modifications, including that any payment under clause 9.10 will be a pro rata proportion of the Actual Value based on the proportion of the relevant financial year that had passed to the date that the Chief Executive Officer ceased to be Employed).

11	Amendment

11.1	Telecom and the Chief Executive Officer may from time to time agree in writing any variation to the application of the Scheme and/or any amendment to the Scheme, if the variation and/or amendment (as the case may be) would not give rise to a Breach and would not (in Telecom’s view) adversely affect the interests of holders of Shares.

12	Miscellaneous

Telecom

12.1	The Board will administer all aspects of the Scheme, including offering the opportunity to acquire Redeemable Ordinary Shares. Any matter to be determined by Telecom will be determined as the Board sees fit in its sole discretion. The decision of the Board as to:

(a)	the exercise of any discretion conferred on the Board or Telecom by the Scheme;

(b)	the interpretation of this document;

(c)	any other matter touching upon the Scheme,

shall be conclusive and binding on the Chief Executive Officer and Telecom and shall not be capable of being challenged or appealed.

Delegation

12.2	The Board may delegate (to the extent permitted by law) to any person (and revoke any delegation of) any or all of its powers, discretions, rights and obligations under the Scheme from time to time as it sees fit, and references to Telecom and the Board will be construed accordingly.

Fractions

12.3	If a calculation (excluding any calculation concerning performance) under the Scheme produces a fraction of a cent or share, the product will be rounded to the nearest whole number favourable to the Chief Executive Officer.

CHIEF EXECUTIVE OFFICER PERFORMANCE EQUITY SCHEME	9

Entire agreement

12.4	The Scheme and the Grant represent all of the terms on which cash is paid and Redeemable Ordinary Shares are issued under the Scheme, except those which Telecom reasonably implies to give effect to the Scheme.

Delay

12.5	No failure, delay or indulgence by Telecom in exercising any power or right conferred on it under the Scheme will operate as a waiver of that power or right; nor will a single exercise of a power or right preclude further exercises, or the exercise of any other power or right under the Scheme.

Disputes

12.6	Any dispute which arises under the Scheme will be determined by Telecom. Telecom’s decision will be final.

Notices

12.7	All notices and communications required to be given or made under the Scheme will be in writing and addressed to the recipient at the address or facsimile number from time to time designated by the recipient. Unless any other designations are given, the addresses and facsimile numbers of Telecom and the Chief Executive Officer are those which apply under the Chief Executive Officer Performance Rights Scheme. Any notice or communication will be deemed to have been received:

(a)	at the time of delivery, if delivered by hand;

(b)	on the second Business Day after the date of mailing, if sent by post or airmail with postage prepaid; or

(c)	on the day on which confirmation of proper transmission is received (on transmission), if sent by facsimile.